Exhibit 99.1

Momentus Vigoride-5 Status Update #3

SAN JOSE, Calif.--(BUSINESS WIRE)-- Feb. 22, 2023-- Momentus Inc. (NASDAQ: MNTS) (“Momentus” or the “Company”), a U.S. commercial space company that offers transportation and other in-space infrastructure services, today announced that commissioning operations of the Vigoride-5 Orbital Service Vehicle (OSV) are continuing to advance.

The Vigoride-5 OSV was launched on the SpaceX Transporter-6 mission on January 3. As commissioning operations advance, the OSV remains in good health, and the vehicle’s power and thermal systems continue to be within nominal ranges. The solar arrays are fully deployed and generating power within nominal ranges. Both uplink and downlink communications with the vehicle are healthy. Recent activities have included tuning the performance of the attitude determination system and completing pressurization of the vehicle’s propulsion system. As part of the commissioning campaign, a spacecraft camera has now been activated and has begun returning images of the spacecraft, which Momentus uses for engineering evaluation.

In the coming weeks, Momentus will prioritize testing the vehicle’s innovative Microwave Electrothermal Thruster (MET). Momentus is a pioneer in commercializing this technology. The MET is designed to use water as a propellant and produce thrust by expelling extremely hot gases through a rocket nozzle. Unlike a conventional chemical rocket engine, which creates thrust through a chemical reaction, the MET is designed to create a plasma and thrust using microwave energy. Using the MET, Momentus aims to offer cost-effective, efficient, safe, and environmentally friendly propulsion to meet the demands for in-space transportation and infrastructure services.

Read more about the Vigoride-5 mission objectives and customers here.

About Momentus

Momentus is a U.S. commercial space company that offers in-space infrastructure services, including in-space transportation, hosted payloads and in-orbit services. Momentus believes it can make new ways of operating in space possible with its in-space transfer and service vehicles that will be powered by an innovative water plasma-based propulsion system that is under development.

Forward-Looking Statements

This press release contains certain statements which may constitute “forward-looking statements” for purposes of the federal securities laws. Forward-looking statements include, but are not limited to, statements regarding Momentus or its management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, and are not guarantees of future performance. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of Momentus’ control. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to risks and uncertainties included under the heading “Risk Factors” in the Annual Report on Form 10-K filed by the Company on March 9, 2022, as such factors may be updated from time to time in our other filings with the Securities and Exchange Commission (the “SEC”), accessible on the SEC’s website at www.sec.gov and the Investor Relations section of our website at investors.momentus.space. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and, except as required by law, the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts

Investors: Darryl.genovesi@momentus.space

Media: Jessica.pieczonka@momentus.space